February 3, 1998



Paul A. Serini, Esquire
Executive Vice President and Director of Legal Services
Doctors Health, Inc.
138 Boone Trail
Severna Park, MD 21146



                  Re: Resignation; Engagement of Services


Dear Mr. Serini:

      The following are the agreements that Doctors Health, Inc. (the "Company") and you have reached with respect to your resignation from the Company, as approved by Stewart Gold and the Executive Committee of the Board of Directors.

      The effective date of your resignation with the Company will be April 1, 1998. The Company will on the effective date make a cash severance payment to you of $166,800, less any applicable withholding taxes The Company will at your instruction make a portion of such payment directly to the working capital account of KAJ HealthCare Consultants Limited, the entity you have established for the purposes of providing consulting and related legal services following your resignation. You will on the effective date return all materials, data and equipment of the Company that are in your possession, other than your Toshiba laptop computer and case, which the Company will at your request sell to you for $500.00. You recognize the payments stated in this paragraph do not reflect monies to which you are otherwise entitled.

      Between the date of this letter and the effective date of your resignation, you will continue in the employment of the Company and be entitled to your current salary and benefits. You will during such period cooperate in good faith with the Company in the orderly transition of matters on which you are working to the Chief Executive Officer, the Vice President of Business Development, and the Vice President of Administration, as agreed with those individuals. You will otherwise remain free to establish your consulting business and pursue employment and/or other opportunities outside of the Company. You will be entitled to continue using your office and Company support personnel and facilities in support of Company matters until February 22, 1998, after which time you will work out of your home or such other place as you may designate and make known to the Company. After the effective date of termination, your entitlement to Company sponsored benefits will cease.

      The severance payment is being made by the Company in complete settlement of any claims that you may have against the Company including, but not limited to any claim for damages, unused vacation, bonuses, benefits or further monetary compensation arising out of your performance of duties for the Company prior to the effective date of termination. The payment will be made in return for your agreement to be bound by certain terms of the non-competition provisions contained in Section 5.3 of your Employment Agreement for the 12 months following the effective date, your resignation from the Board of Directors of the Company and its affiliates as of the effective date, and your agreement to terminate your Employment Agreement with the Company as of April 1, 1998, rather than April 1, 2000.

      You agree that you will, and hereby do, forever and irrevocably release and discharge the Company, its officers, directors, employees, agents, parents, affiliates, predecessors, successors, purchasers, assigns and representatives, of any and all grievances, claims, demands, debts, defenses, actions or causes of action, obligations, damages and liabilities whatsoever which you now have, have had, or may have, whether the same be at law, in equity, or mixed, in any way arising from or relating to any act, occurrence, contract or transaction before the date of this letter. This is a General Release. You expressly acknowledge that this General Release includes, but is not limited to, your intent to release the Company from any claim you may have of age, race, sex, religion, national origin or any other claim of employment discrimination under the Age Discrimination in Employment Act (29 U.S.C. Section 621, et. seq.), Title VII of the Civil Rights Acts of 1964 (42 U.S.C. Section 2000e, et seq.), the Employee Retirement Income Security Act (29 U.S.C. Section 1001 et seq.),
Article 49B of the Maryland Annotated Code, and any other law prohibiting employment discrimination.

      As part of your severance, the Company will remove the remaining restrictions on the exercise of all or any part of the options to purchase up to 100,160 shares of common stock granted to you on August 10, 1995 (72,160) and October 18, 1995 (28,000), as well as any vesting or similar restrictions or conditions on the underlying shares. You will forfeit all rights to the 60,000 options granted to you on March 27, 1997. You will execute the Company's Shareholders Agreement upon exercise of any shares.

      The Company requires certain legal and consulting services from you following your resignation, and you have agreed with the Company that during the 24 month period following the effective date of your resignation, you will make yourself available to provide up to 35 hours of such services to the Company and its affiliates each month, for which you (or KAJ HealthCare Consultants Limited or any other consulting entity or law firm you are associated with) will be paid, monthly beginning on April 1,

1998 and on the first day of each month thereafter, a fee of $6,250/month, regardless of the level of services requested by the Company. Any work performed beyond 35 hours per month will be by mutual consent, and will be provided by you to the Company at $175/hour, or such other mutually agreed upon rate. You agree to provide the Company at the end of each month an accounting of your time that makes up, at a minimum, the work requested by the Company and performed by you during that month. The Company reserves the right to terminate this consulting arrangement at any time for good cause, if the Company in good faith determines that the manner or quality of work performed, or level of professional services delivered, by you are not acceptable to the Company.

      We each agree to cooperate in good faith in selecting work upon which you will work, and in scheduling meeting times and related deadlines for any work requested of you in a manner that takes into account any ethical conflicts you may have, as well as your vacation schedules and obligations to your future partners, employer(s) and/or clients.(1)

      You will be reimbursed monthly for all reasonable travel time and expenses related to services performed for the Company, provided that they are approved of in advance by the Company. Travel time to and from meetings with or for the Company will be included in calculating the hours worked in any month.

      So long as you remain responsible for, and oversee, any work product, the Company consents to the delegation of some of your work to one or more "associates", "partners" or other assistants within KAJ HealthCare Consultants Limited or any other firm or entity you organize or are associated with, and will make payment directly to any such firm or entity, as instructed by you from time to time.

      You or your company will be responsible for the payment of your own taxes on all such payments, will provide for your own malpractice and similar insurance, and will for all purposes be independent contractors, and not an agents or employees of, the Company.

      You agree that you will in the future refuse to accept new commitments from clients, and/or limit your work time with new employers, to the extent you believe reasonably necessary to permit you sufficient time to service the Company's need to have you available for up to 35 hours each month. In return for your commitments, the Company will, unless it has terminated the relationship for good cause, make payments to you promptly when due, without any set off or reductions.



__________
(1) In this regard, the Company understands that, due to your possible future employment and/or professional engagements, and the related business and legal conflicts that you, your partners or your company may have, you may from time to time need to decline representation of the Company on certain matters due to potential conflicts of interest involving you or your partners, or appearances of impropriety, or other ethical considerations imposed by the Maryland Bar Association and the Code of Professional Responsibility. Any good faith declination of work will not effect the Company's obligation to pay you the flat monthly fee, so long as you have made yourself available to perform substitute work for the Company during such month.


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



      If the foregoing is acceptable to you, please sign each copy of this letter in the space provided below and return one copy to the Company. The Company looks forward to continuing our work together over the next few years.


                                       Very truly yours,

                                       DOCTORS HEALTH, INC.


                                       By:
                                          ___________________________________
                                          James Gast

                                       Title:      Vice President



I HEREBY ACCEPT THE FOREGOING AND TENDER MY RESIGNATION FROM DOCTORS HEALTH, INC. IN ACCORDANCE WITH THE FOREGOING TERMS AND CONDITIONS, EACH OF WHICH IS MATERIAL AND INCORPORATED BY REFERENCE:




________________________
PAUL A. SERINI

August 21, 1998


Paul A. Serini, Esquire
138 Boone Trail
Severna Park, MD  21146

Dear Paul:

      The purpose of this letter is to modify some of the terms contained in Paragraph 5.3(f) of your Employment Agreement dated April 1, 1995 with Doctors Health System, Inc. In addition, this letter will modify certain of the terms contained in your February 3, 1998 Resignation and Engagement of Services Letter Agreement by terminating AB INITIO your obligations to render any consulting or other services and Doctors Health's obligation to pay for same.

      In connection with paragraph 5.3(f) of your Employment Agreement, we would agree to add the following provision:

            Notwithstanding the provisions of Paragraph 5.3(f) contained in the Employment Agreement dated April 1, 1995 between Doctors Health System, Inc. and Paul Serini, Doctors Health hereby agrees to permit Paul Serini to render bona fide legal or consulting services to any referenced person or business, except any investor, stockholder or affiliate of Doctors Health.

      In consideration for the modification in the provisions of Paragraph 5.3(f) above, all obligations by you to render, or Doctors Health to pay for, any consulting or other services under the February 3, 1998 Resignation and Engagement of Services Letter Agreement shall be considered null and void AB INITIO.







Paul Serini, Esquire

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


August 21, 1998
Page 2


      Further, you shall agree, on behalf of yourself, your heirs, successors, agents, executors, attorneys and assigns, to release, and you hereby release and forever discharge, Doctors Health and all of its current or former affiliated entities, representatives, agents, attorneys, successors and assigns ("Doctors Health"), and Doctors Health mutually agrees to release and forever discharge you, to the fullest extent provided by law, from any and all claims and causes of action (whether known or unknown) which each may have against the other in law or in equity, under federal, state or other local law relating to any alleged non-payment or other non-performance or alleged failure to perform any portion of the February 3, 1998 Resignation and Engagement of Services Letter Agreement which relates to the provision of consulting or other services by you and the payment by Doctors Health for the same.

      Finally, we will not agree to regard February 3, 1998 as the date you left Doctors Health. You, in fact, did not leave until April 2, 1998. We further will not agree to reimburse you for any "expenses" requested in your June 26, 1998 letter.

      I am enclosing two original copies of this letter. Please indicate your full and complete acceptance of the terms contained in this letter by affixing your signature below on both letters and returning one original copy to me. The agreements contained in this letter shall become effective upon the inclusion of your signature and a receipt of one original copy by me.

                                       Sincerely,



                                       James A. Gast
                                       Sr. Vice President
                                       Administration and Legal Affairs


Accepted and Agreed to:


________________________
Paul A. Serini

Dated:__________________



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


                       AMENDMENT TO DOCTORS HEALTH, INC.
                             STOCK OPTION AGREEMENT

            This Amendment to Stock Option Agreement is entered into this ___ day of _________, 1998 by and between Doctors Health, Inc., a Delaware corporation ("Doctors Health") and Paul A. Serini ("Grantee").

            NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties agree as follows:

            1. The Stock Option Agreement between Doctors Health and the Grantee dated August 10, 1995 is amended in accordance with this Amendment.

            2. Section 4.1 is amended by deleting it in its entirety and inserting in lieu thereof the following:

                  "Section 4.1 Termination of Employment For Reason Other Than Death, Disability Retirement or Wrongful Termination. Unless the Option has earlier terminated pursuant to the provisions of the Agreement, in the event that Grantee ceases to be an employee of DHS or an Affiliate for any reason other than Death, Disability, Retirement or Wrongful Termination, the Option shall continue in full force and effect and may be exercised in whole or in part at any time on or after the date Grantee ceases to be an employee, but not later than the end of the stated term of the Option or as otherwise provided by the provisions of Sections 4.2 and 4.3 of the Agreement."

            3. Section 5.1 is amended by deleting Sections 5.1(a) and 5.1(b) in their entirety and inserting in lieu thereof the following:

                  "Section 5.1 Issuance of Shares. All shares of Common Stock issued upon exercise of the Option in whole or in part shall be unrestricted shares that are nonforfeitable and fully vested in Grantee, subject, however, to the terms of any applicable Stockholders Agreement to which Grantee is a party."

            4. The parties hereto agree that this Amendment shall have the effect of causing the Option to cease to qualify as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and the Option shall be treated as a nonqualified stock option for all purposes hereafter.

            IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first written above.

                                       DOCTORS HEALTH, INC.

                                       By:
                                          ___________________________________
                                          Stewart B. Gold, President


                                       GRANTEE

                                       ______________________________________
                                       Paul A. Serini

                             AGREEMENT TO TERMINATE
                             STOCK OPTION AGREEMENT


            This Agreement is entered into this ___ day of _________, 1998 by and between Doctors Health, Inc., a Delaware corporation ("Doctors Health") and Paul A. Serini ("Grantee").

            NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties agree that the Stock Option Agreement entered into between Doctors Health and Grantee to be effective as of November 7, 1996 is hereby terminated and of no further force and effect whatsoever.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                       DOCTORS HEALTH, INC.



                                       By:
                                          ___________________________________
                                          Stewart B. Gold, President


                                       GRANTEE



                                       ______________________________________
                                       Paul A. Serini


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